Exhibit 10.1

Executive Offices
13000 Deerfield Parkway Bldg. 200
Alpharetta, GA 30004
September 16, 2010
Edward R. Tetreault
135 Wellfleet Lane
Mooresville, North Carolina 28117
Dear Ed:
On behalf of Exide Technologies, I am pleased to extend an offer of employment for the position of Executive Vice President for Human Resources at our Alpharetta, Georgia location. You will report to me. Your annual base salary will be paid at a rate of approximately $14,583.00 semi-monthly ($350,000.00 per year). It is anticipated that you will begin this assignment on November 1, 2010.
You will receive a $600,000.00 signing bonus, payable in a lump sum on your hire date. After 12 months of employment, if still employed with the Company, you will receive an additional bonus payment of $200,000.00, payable in a lump sum on the first anniversary of your hire date. After 24 months of employment, if still employed with the Company, you will receive another lump sum payment of $150,000.00, as an inducement payment, payable on the second anniversary of your hire date. All three payments shall be referred to herein, individually and/or collectively, as “Inducement Awards.” Should you leave the Company voluntarily, or be terminated “for cause” (as defined herein), you will be obligated to repay the Company a pro-rated portion of these Inducement Awards, to the extent paid, based upon a fraction the numerator of which is (x) 24 minus the number of complete calendar months you are employed by the Company and the denominator of which is (y) twenty-four (24). For purposes of determining the above-stated repayment obligation under the Inducement Awards, a “for cause” termination shall mean (i) a willful and continued (after ten business days prior written notice from the Company) failure to substantially perform your duties or to comply with the reasonable policies of the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) an act or omission that constitutes willful misconduct, gross negligence or fraud; (iii) misappropriation, embezzlement, or dishonesty with respect to your duties with the Company, or (iv) conviction or entering a plea of guilty or no contest to a felony.
You will be eligible to participate in Exide’s Annual Incentive Plan (“AIP Plan”) for FY2011, in accordance with the terms of the AIP Plan. Your target payout in the AIP Plan of 50% of your annual base salary will be pro rated based on your start date. You will also be eligible to participate in Exide’s Annual Long Term Performance Program (“the Program”), in accordance with the terms of the Program, at a target grant equal to 100% of your annual base salary. Upon your hire date, the Company will also grant you an equity grant of 100,000 shares of restricted common stock pursuant to the Company’s 2009 Stock Incentive Plan (“the Plan”), to cliff vest following your third year of continuous employment with the Company. Please call me if you have any questions about these incentives.
You will be eligible to participate in such standard employee benefits offered by the Company for its senior executives, in accordance with the eligibility requirements and under the terms of such plans, including, without limitation, the Company’s automobile and standard relocation allowance policies. You will receive a monthly automobile allowance of $950.00, subject to the terms of the standard automobile policy. If necessary, the Company has agreed to extend for a period of up to six (6) months, temporary housing benefits under the Company’s standard relocation policy. The Company also agrees to reimburse you for fifty per cent (50%) of the documented loss on sale of your existing home up to a maximum reimbursement of $300,000, subject to gross up to address any tax liability. All benefits commence the first of the month after you have been on the payroll for 60 days. The Company will therefore reimburse you for any out of pocket COBRA expenses incurred by you, for yourself or your dependents, during the period prior to your becoming eligible for the Company’s benefit plans. If you have any questions regarding our benefit plans, please call me.
You will be entitled to four (4) weeks of paid vacation per year, to be used and accrued according to the Company’s policy as it may be established from time to time.
Consistent with Exide’s commitment to provide a drug-free work environment for all employees, this offer is contingent upon the successful completion of a pre-employment drug screen as well as satisfactory results of previous employment verification and background investigation check. Please contact Bob Stinchcum, Human Resources Director for Exide Technologies, at (678)566-9335 after your start date to schedule an appointment for a drug screen at a facility located closest to you. This offer is also contingent upon verification of your Employment Eligibility (on Form I-9).
Further, you acknowledge that by accepting this offer, you are confirming that you are not party to any existing employment contract or non-compete agreement that would be violated by your immediate employment with Exide Technologies or would in any way limit your employment with Exide Technologies.
You further acknowledge and agree that this offer letter is not a contract of employment or an offer of a contract for employment. Exide is an at will employer. Employment with Exide may be terminated with or without cause and with or without notice at any time at your option or the Company’s option. You also acknowledge and agree, however, that your repayment obligations under the Inducement Awards set forth above are valid and binding obligations on your part and which are enforceable by Exide under Georgia law.
If the terms we have presented are agreeable, please sign below where indicated and return the original letter to my attention, and keep a copy for your records. Should you have any questions relating to the contents of this letter, please feel free to contact me.
We look forward to having you join the Exide Technologies team, as I am confident your contributions to our organization will be beneficial to both of us.
Sincerely,
James R. Bolch
Chief Executive Officer
If the above-stated terms are agreeable, please sign below and return this letter.

/s/ James R. Bolch

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